                                                                      EXHIBIT 12

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                  (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)

                                                                           YEAR ENDED DECEMBER 31
                                                             --------------------------------------------------
                                                              1993      1992       1991       1990       1989
                                                             ------   --------   --------   --------   --------
Income from continuing operations (1).....................   $220.4   $  239.5   $  156.7   $  230.6   $  204.5
                                                             ------   --------   --------   --------   --------
Income taxes..............................................    107.4       92.3       32.5       94.2      105.9
                                                             ------   --------   --------   --------   --------
Fixed charges:
  Interest expense (2)....................................    532.9      665.8      930.6      994.8      862.0
  Interest portion of rentals (3).........................      4.9        9.5       12.5       12.6       16.0
  Capitalized interest....................................       --         --         --         --         .5
                                                             ------   --------   --------   --------   --------
Total fixed charges.......................................    537.8      675.3      943.1    1,007.4      878.5
                                                             ------   --------   --------   --------   --------
Capitalized interest......................................       --         --         --         --        (.5)
                                                             ------   --------   --------   --------   --------
Total earnings as defined.................................   $865.6   $1,007.1   $1,132.3   $1,332.2   $1,188.4
                                                             ======   ========   ========   ========   ========
Ratio of earnings to fixed charges........................     1.61       1.49       1.20       1.32       1.35
                                                             ======   ========   ========   ========   ========
Preferred stock dividends (4).............................   $ 12.9   $   14.2   $   13.7   $   14.9   $   16.9
                                                             ======   ========   ========   ========   ========
Ratio of earnings to combined fixed charges and preferred
 stock dividends..........................................     1.57       1.46       1.18       1.30       1.33
                                                             ======   ========   ========   ========   ========

- ------------
(1) On December 15, 1989 the Company transferred all the issued and outstanding stock of its wholly owned subsidiary, Household Financial Corporation Limited, its Canadian operations, to a subsidiary of Household International, Inc., the parent of the Company.
     The ratio calculation for 1989 excludes the net income (loss), income taxes, and fixed charges of the Canadian operations.
(2) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds (resulting from over-subscriptions of commercial paper), gains (losses) on purchases of sinking fund debentures, and interest earned on advances to parent company and affiliates.
(3) Represents one-third of rentals which approximates the portion representing interest.
(4) Preferred stock dividends are grossed up to their pre-tax equivalents based on effective tax rates of 32.8, 27.8, 17.2, 29.0 and 34.1 percent, for the years ended December 31, 1993, 1992, 1991, 1990 and 1989, respectively.
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